                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               AGCO CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                  (AGCO LOGO)

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 29, 1998

     The Annual Meeting of Stockholders of AGCO Corporation will be held at the offices of the Company, 4205 River Green Parkway, Duluth, Georgia 30096 on Wednesday, April 29, 1998, at 9:00 a.m., local time, for the following purposes:

          1. To elect four directors to serve for the ensuing three years or until their successors have been duly elected and qualified;

          2. To approve an amendment to the AGCO Corporation 1991 Stock Option Plan, as amended; and

          3. To transact any other business which may properly be brought before the meeting.

     The Board of Directors has fixed the close of business on March 3, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. During the period from April 19, 1998 until the annual meeting, a list of stockholders as of the close of business on March 3, 1998 will be available at the location of the meeting, for examination during normal business hours by any stockholder.

     WE URGE YOU TO MARK AND EXECUTE YOUR PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                                        By Order of the Board of Directors

                                        ROBERT J. RATLIFF
                                        Chairman and Chief Executive Officer
Atlanta, Georgia
March 31, 1998

                                AGCO CORPORATION
                      ------------------------------------

                            PROXY STATEMENT FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 29, 1998
                      ------------------------------------

                         INFORMATION REGARDING PROXIES

     This proxy solicitation is made by the Board of Directors (the "Board of Directors" or the "Board") of AGCO Corporation (the "Company"), which has its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096. By signing and returning the enclosed proxy card, you authorize the persons named on the proxy card to represent you and vote your shares.

     If you attend the meeting, you may vote by ballot. If you are not present at the meeting, your shares can be voted only when represented by proxy. You may indicate a vote for or against each proposal on the proxy card and your shares will be voted accordingly. If you indicate a preference to abstain on any proposal, no vote will be recorded. You may withhold your vote from any nominee for director by writing his name in the appropriate space on the proxy card. You may cancel your proxy before balloting begins by notifying the Corporate Secretary in writing at 4205 River Green Parkway, Duluth, Georgia 30096. In addition, any proxy signed and returned by you may be revoked at any time before it is voted by signing and duly delivering a proxy bearing a later date or by attendance at the meeting and voting in person. If you return a signed proxy card that does not indicate your voting preferences, the persons named on the proxy card will vote your shares in favor of all of the items set forth in the attached notice.

     The enclosed form of proxy is solicited by the Board of Directors of the Company and the cost of solicitation of proxies will be borne by the Company. In order to ensure that a quorum is represented by proxies at the meeting, proxy solicitation may also be made personally or by telephone or telegram by officers or employees of the Company, without added compensation. The Company will reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy material to beneficial owners. The Company may retain an outside firm to aid in the solicitation of proxies for fees which the Company expects would not exceed $20,000.

     This proxy statement and form of proxy are first being sent to stockholders on or about March 31, 1998. The Company's 1997 Annual Report to its stockholders is also enclosed and should be read in conjunction with the matters set forth herein. See "Annual Report to Stockholders."

                                 VOTING SHARES

     Only stockholders of record as of the close of business on March 3, 1998 will be entitled to notice of and to vote at the annual meeting to be held on April 29, 1998 (the "Annual Meeting"). On March 3, 1998, the Company had outstanding 62,986,795 shares of Common Stock, par value $.01 per share (the "Common Stock"), each of which is entitled to one vote on each matter coming before the meeting. No cumulative voting rights are authorized, and dissenters' rights for stockholders are not applicable to the matters being proposed.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting who will also determine whether a quorum is present for the transaction of business. The Company's Bylaws provide that a quorum is present if a majority of the outstanding shares of Common Stock of the Company entitled to vote at the meeting are present in person or represented by proxy. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present. Shares held by nominees for beneficial owners will be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented even if the nominee may not exercise discretionary voting power with respect to other matters and voting instructions have not been received from the beneficial owner (a "broker non-vote"). With respect to any matter (other than the election of directors) that may properly come before the meeting for stockholder consideration, abstentions will be counted in determining the minimum number of affirmative votes required for approval of any matter presented for stockholder consideration and, accordingly, will have the effect of a vote against any such matter. Broker non-votes will not be counted as votes for or against matters presented for stockholder consideration.

                               PROPOSAL NUMBER 1

                             ELECTION OF DIRECTORS

     Currently, the Company's Board of Directors has fixed the number of directors at ten. The Board is divided into three classes of directors, designated Class I, Class II and Class III, with each class as nearly equal in number as possible to the other two classes. The three classes serve staggered three-year terms. Stockholders annually elect directors of one of the three classes to serve for three years or until their successors have been duly elected and qualified. At the Annual Meeting, stockholders will elect four directors to serve as Class III directors. The Nominating Committee has recommended, and the Board of Directors has nominated, the four individuals named below to serve as Class III directors until the annual meeting in 2001 or until their successors have been duly elected and qualified.

     The following is a brief description of the business experience of each nominee.

     WILLIAM H. FIKE, age 61, has been a Director of the Company since April 1995. Mr. Fike has been Vice Chairman and Executive Vice President of Magna International, Inc. since September 1994. From 1965 to 1994, Mr. Fike held several managerial positions at Ford Motor Company, including Corporate Vice President and President -- Ford of Europe, Executive Director of Ford Mexico Automotive and North American Trim Operations and President -- Ford of Brazil.

     GERALD B. JOHANNESON, age 57, has been a Director of the Company since April 1995. Mr. Johanneson has been President and Chief Executive Officer of Haworth, Inc. since June 1997. He served as President and Chief Operating Officer of Haworth, Inc. from January 1994 to June 1997 and as Executive Vice President and Chief Operating Officer from March 1988 to January 1994.

     ALAN S. MCDOWELL, age 59, has been a Director of the Company since June 1990. Mr. McDowell is also a director of Buffets, Inc. Mr. McDowell has been a private investor since 1983.

     ROBERT J. RATLIFF, age 66, has been Chairman of the Board of Directors since August 1993, Chief Executive Officer since August 1997 and a Director since June 1990. Mr. Ratliff previously served as Chief Executive Officer of the Company from January 1996 until November 1996 and President and Chief Executive Officer from June 1990 to January 1996. Mr. Ratliff is also a director of the National Association of Manufacturers and the Equipment Manufacturers Institute. Mr. Ratliff is a member of the Board of Councilors of the Carter Center.

     Each of these nominees has indicated a willingness to serve on the Board of Directors of the Company. If any of the nominees shall become unable to serve, or for good cause will not serve, the persons named on the enclosed proxy card may exercise their discretion to vote for any substitute nominee or nominees proposed by the Board of Directors. The Company's Bylaws provide that nominations from the floor of persons other than the nominees proposed by the Board of Directors will not be accepted unless the stockholder has provided certain information concerning proposed nominees to the Company in writing no later than sixty days and no earlier than ninety days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Because the Company has not received such notice as provided under its Bylaws, nominees other than those proposed by the Board of Directors will not be accepted.

     The four nominees who receive the greatest number of votes cast for the election of directors at the meeting shall become directors at the conclusion of the tabulation of votes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES SET FORTH ABOVE.

                         DIRECTORS CONTINUING IN OFFICE

     The six individuals named below are now serving as Directors of the Company with terms expiring at the annual meetings in 1999 and 2000, as indicated.

     Directors who are continuing in office as Class I directors whose terms expire at the annual meeting in 1999 are listed below.

     HAMILTON ROBINSON, age 63, has been a Director of the Company since June 1990 and was Chairman of the Board of Directors of the Company from September 1990 to August 1993. From 1984 until April 1997, Mr. Robinson was Managing Director of Hamilton Robinson & Company, Incorporated ("HR&Co."), a private institutional equity manager. Since April 1997, Mr. Robinson has been a private investor.

     ANTHONY D. LOEHNIS, age 62, has been a Director of the Company since July 1997. Mr. Loehnis has been a director of St. James' Place Capital plc since July 1993 and Chairman of its J. Rothschild International Marketing Limited subsidiary since December 1995. Mr. Loehnis also has served as Non-Executive Director of Tokyo-Mitsubishi International plc since April 1996 and Alpha Bank London Limited since November 1994.

     THOMAS H. WYMAN, age 68, has been a Director of the Company since January 1998. Mr. Wyman is a director of AT&T, General Motors Corporation, Hughes Electronic Corporation and ZENECA Group PLC. Mr. Wyman also is a member of the Advisory Board of Nestle USA Inc. and a member of the International Advisory Group of Toshiba Corporation. Mr. Wyman was Vice Chairman of S.G. Warburg Group PLC from 1993 until 1995 and Senior Advisor for SBC Warburg Inc. for the Council of International Advisors of Swiss Bank Corporation from March 1996 to January 1998. Mr. Wyman served as Chairman, President and Chief Executive Officer of CBS, Inc. from 1980 to 1986.

     Directors who are continuing in office as Class II Directors whose terms expire at the annual meeting in 2000 are listed below.

     HENRY J. CLAYCAMP, age 67, has been a Director of the Company since June 1990. Mr. Claycamp has been President of MOSAIX Associates, a management consulting firm, since 1985. From 1973 to 1982, Mr. Claycamp was Vice President -- Corporate Planning and Vice President -- Corporate Marketing for International Harvester Company. Previously, Mr. Claycamp held professorial positions at Stanford University, Purdue University and the Massachusetts Institute of Technology.

     RICHARD P. JOHNSTON, age 67, has been a Director of the Company since June 1990. Mr. Johnston has been Chairman of the Board of Merbanco Inc., a private equity investor, since 1976 and is Chairman of the Executive Committee of Royal Precision Corporation, a golf component manufacturer, and a director of Myers Industries, a material handling products manufacturing company. Mr. Johnston was Chairman of the Board of Republic Realty Mortgage Corporation, a commercial mortgage banking company, from January 1993 to January 1995. From July 1991 to December 1993, Mr. Johnston was a Managing Director of HR&Co.

     WOLFGANG SAUER, age 68, has been a Director of the Company since May 1997. Dr. Sauer has been principal of WS Consult -- Wolfgang Sauer & Associates S/C Ltda., an international consulting firm based in Brazil since November 1990. Since 1992, Dr. Sauer has been Chairman of the Board of SP Trans -- Sao Paulo Transporte and on the board or administrative council of Iochpe-Maxion S.A., Coca-Cola Industries Ltda., Hannover Seguros S.A., Xerox do Brasil S.A., Carborundum S.A., Atlas Copco do Brasil Ltda., Icatu Holding, WTC-World Trade Center -- Sao Paulo and the Council of Brazil-German Chambers of Industry and Commerce. From 1970 to March 1987, Dr. Sauer served as President and Chief Executive Officer of Volkswagon for their operations in Argentina and Brazil and served as President and Chief Executive Officer of the Ford-Volkswagon joint-venture, Autolatina, in such countries from March 1987 to November 1990.

             BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD

     During 1997, the Board of Directors held eight meetings. Each nonemployee director receives a retainer fee of $20,000 per annum, $1,000 for each Board meeting attended and $1,000 for each committee meeting attended. Committee chairmen receive an additional fee of $500 for each committee meeting attended. The Company also pays Mr. Claycamp an annual fee of $150,000, as compensation for serving as Chairman of the Executive Committee of the Board. In addition to the above fees, the Company reimburses each director for 50% of the fees paid by the director for personal estate planning consulting by third parties. Directors who are employees of the Company are not paid any fees or additional remuneration for service as members of the Board or its committees.

NONEMPLOYEE DIRECTOR STOCK INCENTIVE PLAN

     At the 1995 annual meeting, the stockholders approved the AGCO Corporation Nonemployee Director Stock Incentive Plan (the "Director Plan"), effective December 14, 1994, which was amended by the stockholders at the 1996 annual meeting. Pursuant to the Director Plan, each nonemployee director is awarded the right to receive shares of Common Stock which can be earned during the three year performance period in effect for that participant. The Director Plan requires stock appreciation to earn awards. The awarded shares are earned in increments for each 15% increase in the average stock price (with the average calculated over 20 consecutive trading days) over the base price (the fair market value of the stock at the time the shares are awarded). The stock price must increase 60% in a three year period for the full allocation to be earned. When an increment of the award is earned, the shares are issued in the form of restricted stock, which vests 12 months after the last day of the three year performance period. In the event of departure from the Board of Directors for any reason, all earned awards vest. If the awarded shares are not fully earned before the end of the three year performance period or before the participant's departure from the Board of Directors for any reason, whichever comes first, any unearned awards are forfeited. The ultimate value of the restricted stock is determined by the stock price at the end of the vesting period. When the restricted shares are earned, a cash payment designed to satisfy a portion of the federal and state income tax obligations is paid by the Company to each participant. The tax payment is provided to remove the necessity for the nonemployee director to sell a significant portion of the stock earned under the Director Plan to pay taxes.

     As of March 3, 1998, each of Messrs. Claycamp, Johnston, Fike, Johanneson, McDowell and Robinson had earned 3,500 shares under the Director Plan and had 2,500 shares that had been awarded but not earned. Each of Messrs. Loehnis, Sauer and Wyman have been awarded 2,000 shares under the Director Plan, none of which are earned.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has delegated certain functions to the following standing committees of the Board:

          The Executive Committee is authorized, between meetings of the Board, to perform all of the functions of the Board of Directors except as limited by the General Corporation Law of the State of Delaware or by the Company's Certificate of Incorporation or Bylaws. The Executive Committee held two meetings in 1997 and is currently composed of Messrs. Claycamp, Johanneson, Johnston, Ratliff and Robinson.

          The Audit Committee's functions are to recommend for appointment by the Board of Directors a firm of independent certified public accountants to act as auditors for the Company and to meet with the auditors to review the scope, preparation and results of the Company's audits, to review the Company's internal accounting and financial controls and to consider other matters relating to the financial reporting process and safeguarding of the Company's assets. The Audit Committee held four meetings in 1997 and is currently composed of Messrs. Loehnis, McDowell, Robinson and Sauer.

          The Compensation Committee's functions are to review, approve, recommend and report to the chief executive officer and the Board of Directors matters regarding the compensation of the Company's chief executive officer and other key executives, compensation levels or plans affecting the compensation of the Company's other employees and administration of the Company's Management Incentive Compensation Plan, the 1991 Stock Option Plan, the Long-Term Incentive Plan and the Director Plan. The Compensation Committee held three meetings in 1997 and is currently composed of Messrs. Fike, Johnston, Loehnis and McDowell.

          The Nominating Committee's principal function is to identify candidates and recommend to the Board of Directors nominees for membership on the Board of Directors. The Nominating Committee expects to be able to identify from its own resources the names of qualified nominees but will accept recommendations of individuals to be considered as nominees from stockholders. The Company's Bylaws provide that nominations from the floor of persons other than the nominees proposed by the Board of Directors will not be accepted unless the stockholder has provided certain information concerning proposed nominees to the Company in writing no later than sixty days and no earlier than ninety days prior to the anniversary date of the immediately preceding annual meeting of stockholders. The Nominating Committee held two meetings in 1997 and is currently composed of Messrs. Claycamp, Fike and McDowell.

          The Strategic Planning Committee's function is to oversee the Company's strategic planning process and to ensure that the Company's purpose and direction are defined. The Strategic Planning Committee reviews the corporate goals and objectives established by executive management and oversees the annual planning process by ensuring that the functional plan supports the corporate goals and objectives. The Strategic Planning Committee held one meeting in 1997 and is currently composed of Messrs. Fike, Johanneson, Ratliff and Sauer.

          The Succession Planning Committee's function is to ensure a continued source of capable, experienced managers is present to support the Company's future success. The Succession Planning Committee meets regularly with senior members of management in an effort to assist executive management in their plans for senior management succession, to review the backgrounds and experience of senior management, and to assist in the creation of tailored individual personal and professional development plans. The Succession Planning Committee held six meetings in 1997 and is currently composed of Messrs. Claycamp, Johanneson, Johnston and Robinson.

     During fiscal 1997, each director attended at least 75% of the aggregate of the number of meetings of the Board and respective committees on which he served while a member thereof, with the exception of Mr. Loehnis who has attended 60% of the meetings since being elected a director in July 1997.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1997, Messrs. Fike, Johnston, Loehnis and McDowell served as members of the Compensation Committee. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal 1997.

                               PROPOSAL NUMBER 2

                          AMENDMENT OF THE 1991 STOCK
                            OPTION PLAN, AS AMENDED

     On September 18, 1991, the Company adopted, and the stockholders approved, the 1991 Stock Option Plan (the "Option Plan") providing for the grant to certain directors, key employees and consultants of the Company and its subsidiaries of options to purchase shares of Common Stock of the Company, which options may be qualified as "incentive stock options" within the meaning of
Section 422 of the Internal Revenue Code or nonqualified options. Only key employees may be granted incentive stock options under the Option Plan. The Company believes that the Option Plan is an important part of the Company's compensation policy for key employees who are not executive officers. The Option Plan provides an effective method to attract and retain qualified employees and provides a strong and direct link between employee compensation and stockholder return.

     The Board of Directors has approved and recommends that the stockholders approve an amendment to the Option Plan to increase the number of shares of Common Stock authorized for issuance under the Option Plan by 1,600,000 shares. Currently, 2,400,000 shares may be made subject to options granted under the Option Plan. To date, the Board has granted 2,133,495 of the options currently available for grant under the Option Plan. The proposed amendment would increase the number of shares authorized for issuance from 2,400,000 to 4,000,000 and enable the Company to grant an additional 1,866,505 options under the Option Plan.

     The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the meeting for this proposal will be required to approve the amendment to the Option Plan.

     The number of stock options that will be awarded to certain of the Company's directors and key employees and consultants in the future pursuant to the Option Plan is not currently determinable. The Company did not grant any stock options pursuant to the Option Plan during the fiscal year ended December 31, 1997 to any of the Company's Chief Executive Officer, the other four most highly compensated executive officers of the Company or the other executive officers of the Company. In 1997, however, 193,900 options were granted to 77 employees, including certain current officers who are not executive officers.

     The Board of Directors has amended the Option Plan to prohibit the repricing of options granted to an employee upon cancellation of outstanding options if the price of the new options would be lower than the option price under the existing options.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL TO AMEND THE OPTION PLAN.

     The material features of the Option Plan, assuming approval of the amendment, are outlined below.

ADMINISTRATION

     The Option Plan is administered by the Compensation Committee of the Board of Directors, which selects the optionees and determines (i) the amount of Common Stock subject to each option, (ii) the vesting schedule of the option,
(iii) the exercise price (which, in the case of the incentive stock options, cannot be less than 100% of the estimated fair market value at the date of grant), and (iv) the duration of the option (which, in the case of incentive stock options, cannot exceed 10 years from the date of grant). The Compensation Committee also has authority to construe and amend the Option Plan and all options granted under it, to prescribe, amend and rescind rules and regulations relating to the Option Plan, to determine the terms and provisions of the options granted under the Option Plan (which need not be identical) and to make all other determinations necessary or advisable for administering the Option Plan.

TERMINATION AND AMENDMENT

     Unless sooner terminated by the Board of Directors, the Option Plan will terminate on September 17, 2001. The Board of Directors may amend the Option Plan without stockholder approval except to the extent that any such amendment fails to comply with any applicable provision of the Internal Revenue Code, ERISA or the rules of the NYSE or causes the Option Plan to fail to be treated as qualified performance-based compensation under applicable Treasury Regulations.

ELIGIBILITY AND EXERCISE PLAN

     Options may be granted under the Option Plan only to certain of the Company's directors and key employees and consultants of the Company or any of its subsidiaries. As of March 1, 1998, 161 individuals held options granted under the Option Plan. In the case of incentive stock options, if the aggregate fair market value (valued on the date of the grant of the option) of the stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year exceeds $100,000, any options which otherwise qualify as incentive stock options to the extent of the excess will be treated as nonqualified options.

     In granting an option, the Compensation Committee will designate whether the option is an incentive stock option or a non-qualified stock option and fix the number of shares of the Company's Common Stock that the grantee may purchase on exercise of the option and the price at which the shares may be purchased. In the case of any incentive stock option, such price may not be less than 100% of the fair market value of the Company's Common Stock on the date of grant of the option, except that in the event of any optionee who owns 10% or more of the total combined voting power of all classes of stock of the Company (using the attribution of stock ownership rules of Section 424(b) of the Internal Revenue
Code), the option price shall not be less than 110% of the fair market value of the Company's Common Stock on the date of grant of the option and such option must be exercised on or before the fifth anniversary date of the grant of the option.

STOCK SUBJECT TO THE STOCK OPTION PLAN

     As of March 10, 1998, 779,080 shares of Common Stock were reserved for issuance upon exercise of options previously granted under the Option Plan and 266,505 shares remained available for the grant of future options under such plan. If any option granted under the Option Plan for any reason expires or otherwise terminates without having been exercised in full, the stock not purchased under such option again becomes available for issuance under the Option Plan. The stock subject to the Option Plan may be unissued shares of Common Stock or shares of issued Common Stock held in the Company's treasury, or both. If the proposed amendment is adopted, the number of shares authorized for issuance under the Option Plan will be 4,000,000. No individual may receive options for more than 250,000 shares of Common Stock over the life of the Option Plan.

TERMS OF OPTIONS

     The Compensation Committee, in its discretion, may grant options under the Option Plan subject to such terms and conditions as the Compensation Committee deems consistent with the terms of the Option Plan and not inconsistent with applicable provisions of the Internal Revenue Code. The Compensation Committee shall determine when each option shall expire (to the extent not fully exercised), which date shall be no later than the tenth anniversary of the date the option is granted, and on what schedule such options shall be exercised. Upon exercise of an option, the holder must make payment in full of the option price for the shares of the Company's Common Stock purchased in cash or in the equivalent fair market value of shares of Common Stock.

     All options are nontransferable other than by will or the laws of descent and distribution, and incentive stock options are exercisable during the lifetime of the optionee only while the optionee is in the employ of the Company or within three months (one year in the case of disability) after termination of employment. If an optionee dies, the option is exercisable not later than one year from the date of death to the extent the optionee was entitled to exercise the option on the date of death. The Company receives no consideration for the grant of the options to optionees other than the services of the optionees to the Company.

FEDERAL INCOME TAX CONSEQUENCES

     Nonqualified Options. An individual receiving a nonqualified option under the Option Plan does not recognize taxable income on the date of grant of the option, assuming (as is usually the case with plans of this type) that the option does not have a readily ascertainable fair market value at the time it is granted. However, the individual must generally recognize ordinary income at the time of exercise of the nonqualified option in the amount of the difference between the option exercise price and the fair market value of the Common Stock on the date of exercise. The amount of ordinary income recognized by an individual is deductible by the Company in the year that the income is recognized by the individual. Upon subsequent disposition, any further gain or loss is taxable either as a short-term or long-term capital gain or loss, depending upon the length of time that the shares of Common Stock are held.

     Incentive Stock Options. An optionee who is granted an incentive stock option under the Option Plan does not recognize taxable income either on the date of grant or on the date of its timely exercise. However, the excess of the fair market value of the Common Stock received upon the exercise of the incentive stock option over the option exercise price is includable in the optionee's alternative minimum taxable income and may be subject to the alternative minimum tax ("AMT"). For AMT purposes only, the basis of the Common Stock acquired by the exercise of an incentive stock option is increased by the amount of such excess.

     Upon the disposition of the Common Stock acquired upon exercise of an incentive stock option, long-term capital gain or loss will be recognized in an amount equal to the difference between the sales price and the option exercise price (except that for AMT purposes, the gain or loss would be the difference between the sales price and the optionee's basis increased as described in the preceding paragraph), provided that the optionee has not disposed of the Common Stock within two years after the date of grant or within one year from the date of exercise. If the optionee disposes of the Common Stock without satisfying both holding period requirements (a "Disqualifying Disposition"), the optionee will generally recognize ordinary income at the time of such Disqualifying Disposition to the extent of the lesser of (i) the difference between the exercise price and the fair market value of the Common Stock on the date the incentive stock option is exercised or (ii) the difference between the exercise price and the amount realized on such Disqualifying Disposition. Any remaining gain or any net loss is treated as a short-term or long-term capital gain or loss, depending upon the length of time that the Common Stock is held. Unlike the case in which a nonqualified option is exercised, the Company is not entitled to a tax deduction upon either the timely exercise of an incentive stock option or upon disposition of the Common Stock acquired pursuant to such exercise, except to the extent that the optionee recognizes ordinary income in a Disqualifying Disposition.

                                 OTHER BUSINESS

     The Board of Directors does not know of any matters to be presented for action at the meeting other than the election of directors and the amendment of the Option Plan. If any other business should properly come before the meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment.

                       PRINCIPAL HOLDERS OF COMMON STOCK

     The following table sets forth certain information as of March 10, 1998 regarding persons or groups known to the Company who are, or may be deemed to be, the beneficial owner of more than five percent of the Company's Common Stock.

                                                               AMOUNT AND
                                                                 NATURE       PERCENT
NAME AND ADDRESS                                              OF BENEFICIAL      OF
OF BENEFICIAL OWNER                                             OWNERSHIP     CLASS(1)
-------------------                                           -------------   --------
Pioneering Management Corporation(2)........................    6,262,500       9.9%
  60 State Street
  Boston, Massachusetts 02109
Franklin Resources, Inc.(3).................................    5,749,630       9.1%
  777 Mariners Island Boulevard
  San Mateo, California 94404
Charles B. Johnson(3).......................................    5,749,630       9.1%
  777 Mariners Island Boulevard
  San Mateo, California 94404
Rupert H. Johnson, Jr.(3)...................................    5,749,630       9.1%
  777 Mariners Island Boulevard
  San Mateo, California 94404
Templeton Global Advisors Limited(3)........................    5,749,630       9.1%
  Lyford Cay
  P.O. Box N-7759
  Nassau, Bahamas
Neuberger & Berman, LLC(4)..................................    5,577,700       8.9%
  605 Third Ave.
  New York, New York 10158-3698
Neuberger & Berman Guardian Portfolio(4)....................    5,577,700       8.9%
  605 Third Ave.
  New York, New York 10158-3698
Janus Capital Corporation(5)................................    3,371,475       5.4%
  100 Fillmore Street
  Denver, Colorado 80206-4923
Thomas H. Bailey(5).........................................    3,371,475       5.4%
  100 Fillmore Street
  Denver, Colorado 80206-4923

---------------

(1) Based on 62,991,311 shares of Common Stock outstanding on March 10, 1998.
(2) The shares listed as beneficially owned by Pioneering Management Corporation ("Pioneering") are the total number of shares held as of December 31, 1997 in its capacity as investment advisor. Pioneering has sole voting power and sole dispositive power with respect to all 6,262,500 shares. The information regarding Pioneering is presented in reliance upon a Schedule 13G filed by Pioneering with the Commission on or about January 5, 1998.
(3) The shares listed as beneficially owned by Franklin Resources, Inc. ("FRI") are the total number of shares held as of December 31, 1997 in its capacity as the parent holding company of Templeton Global Advisors Limited ("Templeton"). The shares listed as beneficially owned by Templeton are the total number of shares held as of December 31, 1997 in its capacity as investment advisor. Such shares are deemed to be beneficially owned by Charles B. Johnson and Rupert H. Johnson, Jr., each of whom is a principal shareholder of FRI. Templeton has sole voting power and dispositive power with respect to all of the 5,749,630 shares deemed to be beneficially owned by it. The information regarding the FRI Persons is presented in reliance upon a Schedule 13G filed by them with the Commission on or about January 26, 1998.
(4) The shares listed as beneficially owned by Neuberger & Berman, LLC are the total number of shares held as of May 30, 1997 in its capacity as investment advisor. The shares listed as beneficially owned by Neuberger & Berman Guardian Portfolio, a series of Equity Managers Trust, for which Neuberger & Berman, LLC and Neuberger & Berman Management Inc. serve as sub-adviser and investment manager, respectively, are the total number of shares held as of December 31, 1997. Neuberger & Berman, LLC has sole voting power with respect to 28,000 of the shares beneficially owned by it, shared voting power with respect to 5,417,400 of such shares and shared dispositive power with respect to 5,577,700 of such shares. Neuberger & Berman Guardian Portfolio has shared voting power and dispositive power with respect to 4,387,400 of the shares beneficially owned by it. The information regarding Neuberger & Berman, LLC and Neuberger & Berman Guardian Portfolio is presented in reliance upon a Schedule 13G filed by them with the Commission on or about June 12, 1997.
(5) The shares listed as beneficially owned by Janus Capital Corporation ("Janus") are the total number of shares held as of December 31, 1997 in its capacity as investment advisor, and Janus disclaims beneficial ownership of such shares. Such shares are deemed to be beneficially owned by Mr. Bailey in his capacity as President and Chairman of the Board of Janus, and Mr. Bailey disclaims beneficial ownership of such shares. Janus and Mr. Bailey each may be deemed to have shared voting power and shared dispositive power with respect to all of the 3,371,475 which they are deemed to beneficially own. The information regarding Janus and Mr. Bailey is presented in reliance upon a Schedule 13G filed by the Janus Group with the Commission on or about February 13, 1998.

     The following table sets forth certain information as of March 10, 1998 with respect to the beneficial ownership of the Company's Common Stock by the Company's directors, Chairman, Chief Executive Officer and the other four most highly compensated executive officers of the Company and all executive officers and directors as a group. Unless otherwise indicated in the footnotes, each such individual has sole voting and investment power with respect to the shares set forth in the table.

                                                              AMOUNT AND
                                                              NATURE OF
                                                              BENEFICIAL
                                                              OWNERSHIP    PERCENT OF
NAME OF BENEFICIAL OWNER                                      (1)(2)(3)     CLASS(4)
------------------------                                      ----------   ----------
Robert J. Ratliff(5)........................................    980,202       1.6%
Henry J. Claycamp...........................................     21,048         *
William H. Fike.............................................      7,500         *
Gerald B. Johanneson........................................      7,500         *
Richard P. Johnston(6)......................................    109,500         *
Anthony Loehnis.............................................      1,000         *
Alan S. McDowell(7).........................................     60,656         *
Hamilton Robinson(8)........................................     51,954         *
Wolfgang Sauer..............................................         --         *
Thomas Wyman................................................      1,200         *
John M. Shumejda............................................    362,093         *
J-P Richard(9)..............................................     45,790         *
James M. Seaver.............................................    225,013         *
Daniel H. Hazelton..........................................    163,500         *
Chris E. Perkins............................................     52,100         *
All executive officers and directors as a group (26
  persons)(10)..............................................  2,849,475       4.5%

---------------

   * Less than one percent.
 (1) Includes shares which may be purchased upon exercise of options which are exercisable as of March 10, 1998 or become exercisable within 60 days thereafter, for the following individuals: Mr. Fike -- 3,000; Mr. Johanneson -- 4,000; Mr. Perkins -- 14,100; Mr. Ratliff -- 9,000; executive officers and directors as a group -- 75,155.

 (2) Includes the following numbers of restricted shares of the Company's Common Stock earned under the Long-Term Incentive Plan by the following individuals: Mr. Shumejda -- 336,250; Mr. Seaver -- 208,000; Mr.
     Hazelton -- 158,500; Mr. Perkins -- 36,000; all executive officers and directors as a group -- 1,380,500.
 (3) Includes the following numbers of restricted shares of the Company's Common Stock earned under the Nonemployee Director Stock Incentive Plan by the following individuals: Mr. Claycamp -- 3,500; Mr. Fike -- 3,500; Mr. Johanneson -- 3,500; Mr. Johnston -- 3,500; Mr. McDowell -- 3,500, Mr. Robinson -- 3,500; all executive officers and directors as a group -- 21,000.
 (4) Any securities not outstanding which are subject to options which are exercisable as of March 10, 1998 or become exercisable within 60 days thereafter are deemed outstanding for the purpose of computing the percentage of outstanding securities of the class owned by any person holding such securities but are not deemed outstanding for the purpose of computing the percentage of the class owned by any other person. Based on 62,991,311 shares of Common Stock outstanding on March 10, 1998.
 (5) Includes 2,742 shares of Common Stock owned by Mr. Ratliff's wife, 200,000 shares of Common Stock beneficially owned by Mr. Ratliff as trustee of the Robert J. Ratliff Charitable Remainder Unitrust and 718,360 shares of Common Stock owned by a family limited partnership of which Mr. Ratliff controls the general partner. Mr. Ratliff disclaims beneficial ownership of these shares.
 (6) Includes 57,756 and 48,244 shares of Common Stock beneficially owned by Mr. Johnston as trustee of the Johnston Family Unitrust #1 and Johnston Family Unitrust #2, respectively and 3,500 shares of Common Stock beneficially owned by RPJ/JAJ Partners, Ltd.
 (7) Includes 7,156 shares of Common Stock held in trust for the benefit of Mr. McDowell's children as to which Mr. McDowell disclaims beneficial ownership and 50,000 shares of Common Stock owned by a family limited partnership of which Mr. McDowell is the general partner as to which Mr. McDowell disclaims beneficial ownership.
 (8) Includes 1,500 shares of Common Stock owned by Mr. Robinson's wife as to which Mr. Robinson disclaims beneficial ownership.
 (9) Mr. Richard resigned from the Company in 1997. Includes Common Stock held by Mr. Richard as of his resignation in August 1997. See "Employment Contracts."
(10) Does not include 45,790 shares held by Mr. Richard.

                             EXECUTIVE COMPENSATION

     The following table sets forth, for the years ended December 31, 1997, 1996 and 1995, the cash and noncash compensation paid to or earned by the Chairman, the Chief Executive Officer and the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                                              ------------
                                          ANNUAL COMPENSATION                    AWARDS
                             ----------------------------------------------   ------------
                                                               OTHER ANNUAL    RESTRICTED     ALL OTHER
         NAME AND                                              COMPENSATION   STOCK AWARDS   COMPENSATION
    PRINCIPAL POSITION       YEAR     SALARY     BONUS($)(1)      ($)(2)         ($)(3)         ($)(4)
    ------------------       ----   ----------   -----------   ------------   ------------   ------------
Robert J. Ratliff --         1997   $1,000,000    $     --      $1,052,088     $1,731,250     $  171,515
  Chairman and Chief         1996    1,000,000          --       4,041,650      1,816,313        201,279
  Executive Officer          1995      687,498     312,500          66,857      4,703,063        184,166
John M. Shumejda --          1997      350,000     292,613         274,491      1,592,750        131,246
  President and Chief        1996      350,000     376,617              --      1,671,008        121,703
  Operating Officer          1995      300,000     300,000              --      3,309,563        130,816
J-P Richard(5) --            1997      333,333          --          96,218        967,500      3,009,417
  President and Chief        1996       60,899     300,000              --             --          1,827
  Executive Officer          1995           --          --              --             --             --
James M. Seaver --           1997      297,917     249,059         144,469      1,315,750         86,601
  Executive Vice President,  1996      247,925     266,767              --      1,380,398         92,438
  Sales and Marketing        1995      197,766     151,439              --      1,741,875         34,251
Daniel H. Hazelton --        1997      195,000      72,153         144,469        554,000         16,774
  Vice President,            1996      181,050      76,765              --        581,220         15,247
  Worldwide Parts            1995      178,050      70,437         115,142      1,741,875         14,151
Chris E. Perkins --          1997      183,333     153,266              --        554,000         11,368
  Vice President and Chief   1996      150,000      63,450              --        581,220          8,805
  Financial Officer          1995      100,000      40,403          17,577             --          5,563

---------------

(1) For Messrs. Ratliff, Shumejda, Seaver and Hazelton, bonus includes payments of bonuses earned under the Company's Management Incentive Compensation Plan which are made in the subsequent fiscal year. Under the terms of Mr. Ratliff's employment contract, effective August 15, 1995, Mr. Ratliff no longer participates in the Company's Management Incentive Compensation Plan. Mr. Ratliff's bonus for 1995 represents incentive compensation earned under the Company's Management Incentive Compensation Plan through August 15, 1995. Mr. Richard's 1996 bonus represents a signing bonus paid upon being named Chief Executive Officer in November 1996.
(2) Other Annual Compensation for Mr. Ratliff in 1997 includes underwriting expenses and a related tax equalization payment paid by the Company in the amount of $236,064 incurred in connection with Mr. Ratliff's sale of 200,000 shares of Common Stock as part of the Company's sale of 5,175,000 shares of Common Stock in March 1997. Other Annual Compensation for Mr. Ratliff in 1996 and 1995 includes estate planning consulting by third parties totaling $217,336 and $50,000, respectively. Other Annual Compensation for Mr. Richard in 1997 and Mr. Hazelton in 1995 includes relocation expenses and a related tax equalization payment totaling $80,936 and $115,142, respectively. Other Annual Compensation for Mr. Perkins for 1995 includes cost of living adjustments related to an overseas assignment in the amount of $17,577. Other Annual Compensation for Messrs. Ratliff, Shumejda, Seaver and Hazelton includes cash payments made pursuant to the terms of the Amended and Restated Long Term Incentive Plan (the "LTIP") designed to satisfy a portion of the federal and state income tax obligations arising from the vesting of restricted stock awards in 1997 in the amount of $692,500, $274,491, $144,469 and $144,469, respectively, and in 1996 for Mr.
    Ratliff in the amount of $3,756,438.

(3) Restricted Stock Awards represents the value as of the date restricted shares of Common Stock of the Company were earned pursuant to the LTIP. At December 31, 1997, the number and value of the aggregate shares of restricted Common Stock earned and beneficially held by each of the participants named above pursuant to the LTIP were as follows: Mr. Shumejda, 345,750 shares with a value of $10,113,188; Mr. Seaver, 213,000 shares with a value of $6,230,250; Mr. Hazelton, 163,500 shares with a value of $4,782,375 and Mr. Perkins, 36,000 shares with a value of $1,053,000. Awards earned under the LTIP by Mr. Ratliff have all vested.
(4) All Other Compensation includes the following: (i) the value of the benefit to the executive officer for life insurance policies funded by the Company as follows: Mr. Ratliff -- $140,279; Mr. Shumejda -- $80,696; Mr.
    Seaver -- $42,658; Mr. Hazelton -- $11,172, and Mr. Perkins--$6,168, (ii)
    contributions to the Company's 401(k) Savings Plan in the amount of $4,500 for Messrs. Ratliff, Shumejda, Richard, Seaver, Hazelton and Perkins, and
    (iii) contributions to the Company's deferred compensation plan as follows:
    Mr. Ratliff -- $26,736; Mr. Shumejda -- $46,050; Mr. Seaver -- $39,443; Mr.
    Hazelton -- $1,102 and Mr. Perkins -- $700, including interest with respect to such deferred compensation which exceeded 120% of the applicable federal long-term rate provided under Section 1274(d) of the Internal Revenue Code. All Other Compensation for Mr. Richard includes (i) severance accrued by the Company in the amount of $2,938,667 which consists of severance payments and the forgiveness of a loan with the Company and (ii) costs incurred in the purchase and sale of Mr. Richard's home in the amount of $66,250.
(5) Mr. Richard resigned from the Company in August 1997. See "Employment Contracts."

STOCK OPTIONS

     The Company did not grant any stock options pursuant to the Company's Option Plan during the fiscal year ended December 31, 1997 to any of the Named Executive Officers.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information with respect to options exercised during the last fiscal year and the unexercised options held as of the end of the fiscal year under the Company's Option Plan for the Named Executive Officers.

   AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997 AND FISCAL YEAR-END OPTION
                                     VALUES

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                  OPTIONS AT              IN-THE-MONEY OPTIONS AT
                             SHARES                          DECEMBER 31, 1997(#)         DECEMBER 31, 1997($)(2)
                          ACQUIRED ON        VALUE        ---------------------------   ---------------------------
NAME                      EXERCISE(#)    REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      ------------   --------------   -----------   -------------   -----------   -------------
Robert J. Ratliff.......     $   --         $     --         9,000             --        $240,750        $    --
J-P Richard(3)..........         --               --            --             --              --             --
John M. Shumejda........         --               --            --             --              --             --
James M. Seaver.........      9,600          249,600            --             --              --             --
Daniel H. Hazelton......         --               --            --             --              --             --
Chris E. Perkins........         --               --        14,100          3,000         223,800         43,875

---------------

(1) Based on the difference between the fair market value of the Company's Common Stock at the date of exercise, less the exercise price.
(2) Based on the market price of the Company's Common Stock on December 31, 1997 ($29.25), less the exercise price of "in-the-money" options.
(3) Mr. Richard resigned from the Company in August 1997. See "Employment Contracts."

EMPLOYMENT CONTRACTS

     The Company has entered into employment contracts with Messrs. Ratliff, Shumejda, Seaver, Hazelton and Perkins. The employment contracts provide for base salaries at the following rates per annum:

Mr. Ratliff -- $1,000,000; Mr. Shumejda -- $400,000; Mr. Seaver -- $300,000; Mr.
Hazelton -- $202,230; and Mr. Perkins -- $200,000. Mr. Ratliff's contract, dated August 15, 1995, is for an eight year term. See "Compensation of the Chairman of the Board and Chief Executive Officer" under the heading "Compensation Committee Report on Executive Compensation" for additional details on Mr. Ratliff's contract. Mr. Shumejda's contract, dated January 1, 1996, and Mr. Seaver's contract, dated February 1, 1996, are for a ten year and five year term, respectively. Mr. Hazelton's and Mr. Perkins's employment contracts are for a three year term which currently expires in 2000. Mr. Hazelton's and Mr. Perkins's contracts each contain annual automatic one year extensions unless the Company gives written notification to the contrary.

     With the exception of Mr. Ratliff's contract, in addition to the specified base salary, the employment contracts provide that each officer shall be entitled to participate in or receive benefits under the Company's Management Incentive Compensation Plan. See "Compensation Committee Report on Executive Compensation." The contracts further provide that each officer will be entitled to participate in stock incentive plans, employee benefit plans, life insurance arrangements and any arrangement generally available to senior executive officers of the Company, including certain fringe benefits. The employment contracts discussed above provide for the payment of certain benefits in the event of a change of control (as defined therein) of the Company.

     In connection with Mr. Richard's resignation from the Company in August 1997, the Company entered into an agreement whereby Mr. Richard's employment contract was terminated. The agreement provided for Mr. Richard to receive severance payments totaling $2,438,667 through the year 2001 and the forgiveness of a $500,000 loan with the Company. In addition, Common Stock earned by Mr. Richard under the LTIP will vest under the original terms of the LTIP upon meeting all other terms of the severance agreement.

     THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is composed entirely of non-employee directors. The Compensation Committee is responsible for developing and making recommendations to the Board with respect to the Company's compensation plans and policies for the Company's executive officers as well as the Board of Directors. In carrying out this responsibility, the Compensation Committee approves the design of all compensation plans applicable to executive officers and directors, reviews and approves performance goals, establishes award opportunities, approves incentive award payouts, oversees the ongoing operation of the various plans and makes recommendations to the Board regarding certain of these matters. In addition, the Compensation Committee, pursuant to authority delegated by the Board, determines on an annual basis the base salaries to be paid to the Chairman of the Board and Chief Executive Officer and each of the other executive officers as well as directors of the Company. The Compensation Committee also, in conjunction with the Board, reviews compensation policies applicable to executive officers as well as directors and considers the relationship of corporate performance to that compensation. The Compensation Committee has available to it an outside compensation consultant and access to independent compensation data.

EXECUTIVE OFFICER COMPENSATION POLICIES

     The objectives of the Company's executive compensation program are to:

     - Support the achievement of desired Company performance.

     - Provide compensation that will attract and retain superior talent and reward performance.

     - Align the executive officers' interests with the success of the Company by placing a portion of compensation at risk with payout being dependent upon corporate performance and appreciation in the price of the Company's Common Stock.

     Effective January 1, 1994, Section 162(m) of the Internal Revenue Code was enacted to disallow a corporate deduction for compensation in excess of $1,000,000 per year per individual paid to the Company's Chief Executive Officer and the other four most highly compensated officers, unless certain requirements are met. To the extent compensation is "performance-based", as defined by the Internal Revenue Code, it is excluded from compensation subject to the $1,000,000 cap on tax deductibility. The Committee's policy is to design and administer the Company's executive officer compensation program to comply with
Section 162(m) to the extent such compliance is practicable and in the best interests of the Company and its stockholders in order to minimize any loss of tax deductibility.

     The executive compensation program provides an overall level of compensation opportunity that is competitive with companies of comparable size and complexity. The Compensation Committee will use its discretion to set executive compensation at a level that, in its judgment, is warranted by external, internal or individual circumstances.

     The Compensation Committee endorses the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value. The Chairman of the Board and Chief Executive Officer and the other four most highly compensated officers are relatively substantial stockholders in the Company and are thus motivated to act on behalf of all stockholders to optimize overall Company performance.

EXECUTIVE OFFICER COMPENSATION PROGRAM

     The Company's Executive Officer Compensation Program is comprised of base salary, incentive compensation in the form of an annual bonus plan, the stock option plan, the Company's Long-Term Incentive Plan, and various benefits, including medical and savings plans which are generally available to employees of the Company.

  Base Salary

     Base salaries for the Company's key executive officers are established under employment contracts. The salaries are reviewed annually and are approved by the Compensation Committee. In determining base salaries, the Compensation Committee takes into consideration individual experience and performance as well as other circumstances particular to the Company. Base salary levels for the Company's executive officers are comparable to other companies of the same size and complexity. The Compensation Committee has periodically used information provided by independent consultants in evaluating base salary levels.

  Incentive Compensation

     The compensation policy of the Company, which was developed by the Compensation Committee, is that a substantial portion of the annual compensation of each officer relates to and must be contingent upon the performance of the Company, as well as the individual contribution of each officer. As a result, much of an executive officer's compensation is subject directly to annual bonus compensation measured against established corporate and individual performance goals. Under the Company's Management Incentive Compensation Plan (the "Management Incentive Compensation Plan"), bonuses are paid based on the executive officer's performance and the performance of the entire Company. The purpose of the Management Incentive Compensation Plan is to provide a direct financial incentive in the form of an annual cash bonus for the achievement of corporate and personal objectives. The corporate objectives are set at the beginning of each year and must comprise at least 50% of the individual's objectives, with Messrs. Shumejda, Seaver and Perkins' objectives for the year-ended December 31, 1997 based entirely upon corporate performance. For the year ended December 31, 1997, the corporate objectives under the Management Incentive Compensation Plan were based on achieving targets for net sales, pretax income and operating cash flow. Personal performance objectives represent specific individual performance criteria agreed upon by the individual and the Chief Executive Officer. Incentive compensation bonus opportunities are expressed as percentages of the executive officers' base salaries. Each executive officer's award was reviewed and approved by the Compensation Committee. Effective August 15, 1995, pursuant to the terms of Mr. Ratliff's amended employment contract, Mr. Ratliff's participation in the Management Incentive Compensation Plan was discontinued.

     The incentive compensation under the Management Incentive Compensation Plan is variable and the Compensation Committee believes it is closely tied to corporate and individual performance in a manner that encourages continuing focus on maintaining profitability and building stockholder value.

     In addition, special incentive awards can be made based on extraordinary and unusual achievement as determined by the Compensation Committee. Such awards are subject to approval by the Board of Directors.

  Long-Term Incentive Plan

     The Amended and Restated Long-Term Incentive Plan (the "LTIP") is established as the primary long-term incentive vehicle for senior management. While other managers and key employees are eligible to receive stock option grants, participants in the LTIP are not eligible to receive stock options under the stock option program. The plan is designed to encourage officers and key employees to seek ways to improve efficiencies, spend capital wisely, reduce debt and generate cash, all of which should combine to cause stock price appreciation.

     The LTIP provides opportunities for participants to earn shares of the Company's Common Stock if performance goals (measured solely by the increase in the price of the Common Stock) and continued employment requirements are met. The LTIP operates over a five-year performance period. Under the LTIP, each participant receives a contingent allocation of shares which can be earned during the specific five-year performance period. The size of the participant's total share allocation is based on the Compensation Committee's evaluation of the participant's ability to contribute to the Company's overall performance and is established to provide a long-term incentive opportunity which is competitive with the practices of a cross-section of U.S. industrial companies. If the share allocation is not fully earned during the performance period, any remaining opportunity is forfeited. The share allocation is earned in increments for each 20% increase in average stock price (with the average calculated over 20 consecutive trading days) over the base price established by the Compensation Committee. Accordingly, the stock price must double during a five-year period for the full allocation to be earned. When an increment of the share allocation is earned, it is awarded in the form of restricted stock which generally carries a five-year vesting period.

     The ultimate value of the restricted stock is determined by the stock price at the end of the vesting period. During the vesting period, the earned awards of restricted stock generally are forfeitable upon voluntary termination of employment prior to age 65 or upon termination of employment by the Company for "cause" (as defined in the LTIP). Thus, the LTIP requires stock price appreciation to earn awards; the earned awards are forfeitable over the vesting period, and the actual value of the award is determined by the stock price at the end of the vesting period. During the vesting period, participants receive dividends on their restricted shares and have full voting rights, but they may not sell, transfer, pledge or otherwise dispose of such shares, provided, however, that during the vesting period participants may transfer all or any portion of their restricted shares to a revocable living trust primarily for the benefit of a participant, an irrevocable trust in which the participant is the settlor, or a partnership in which the participant is a general partner or a partnership in which the participant controls the general partner. When the restricted shares vest, a cash payment designed to satisfy a portion of the federal and state income tax obligations which are then payable is paid by the Company to each participant. The tax payment is provided to remove the necessity for the executive to sell a significant portion of the stock earned under the LTIP to pay taxes. The value of the tax payments is considered in determining the appropriate size of the participant's share allocations.

  Stock Option Program

     The Company maintains the qualified AGCO Corporation 1991 Stock Option Plan (the "Option Plan") as a long-term incentive for certain directors, key employees and consultants which do not participate in the LTIP. The objectives of the Option Plan are similar to those of the LTIP in aligning executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder return and enabling executives to develop and maintain a significant, long-term stock ownership position in the Company's Common Stock.

     The qualified Option Plan authorizes the Compensation Committee to award stock options to executives and key managers based on outstanding performance and achievement. Options granted under the plan have an exercise price equal to 100% of the fair market value of the Company's Common Stock on the date of grant and expire not later than ten years from the date of grant. Each recipient of such options is entitled to immediately exercise up to 20% of the options issued to such person and an additional 20% of such options vest in each subsequent year over each of the next four years. Awards are made at levels believed to be competitive with companies of comparable size and complexity.

  Deferred Compensation Plan

     The Company maintains a Deferred Compensation Plan for executive officers. The Company sets aside for Messrs. Shumejda and Seaver and certain other executive officers an additional 2 1/2% of each such executive's salary plus interest on the outstanding balance at 2% above the long-term bond index rate for each fiscal quarter during the term of the senior executive's employment agreement. In addition, the Company contributes amounts equal to 3% of the portion of the executive officer's base salary which exceeds $160,000. The plan allows all executive officers to defer a portion of their compensation which will earn interest at 2% above the long-term bond index rate. The individuals are entitled to receive the total amount of deferred compensation at the earlier of the end of the term of each of their employment contracts or the termination of their employment with the Company.

  Other Benefits

     The Company provides to executive officers medical benefits and retiree benefits in the form of contributions to a company sponsored 401(k) savings plan equal to 3% of base salary up to a base salary of $160,000 which is the maximum amount allowable under the IRS regulations. These benefits are comparable to those generally available to company employees. The Company also funds life insurance policies on behalf of its executive officers. The amount funded under the policies and the amount of insurance provided to the executive is commensurate with the executive's salary and level of responsibility. In addition, the Company enables its directors to participate in the Company's medical plans.

  Compensation of the Chairman of the Board and Chief Executive Officer

     Mr. Ratliff serves as Chairman of the Board and Chief Executive Officer under an employment contract dated August 15, 1995, which was approved by the Compensation and Executive Committees of the Board of Directors. Under the employment contract, Mr. Ratliff's compensation is principally comprised of a base salary and restricted stock awards which are tied to stock performance. Mr. Ratliff's total compensation was evaluated in comparison to a peer group of companies of similar size, complexity and performance.

     The employment contract provides Mr. Ratliff with a base salary of $1,000,000 per annum. The base salary reflects the discontinuance of Mr. Ratliff's participation in the Company's Management Incentive Compensation Plan and recognition of the Company's past performance and growth under Mr. Ratliff's leadership. During the past three years, the Company has grown substantially and established itself as one of the largest manufacturers and distributors of agricultural equipment in the world. In 1997, the Company continued to achieve strong financial results including record levels of net sales, net income and earnings per share which enhanced stockholder value and resulted in continued stock price appreciation.

     During 1997, Mr. Ratliff earned an award of 50,000 restricted shares of Common Stock of the Company pursuant to the LTIP. These restricted shares represented a portion of the 250,000 shares granted under the LTIP by the Compensation Committee as of July 26, 1995, which can be earned during a five-year performance period. The restricted shares were earned as a result of the Company's average common stock price (with the average calculated over 20 consecutive trading days) appreciating 60% over the established base price of $20.33. The value of such shares on the date such shares are earned is reflected as a restricted stock award in the Summary Compensation Table on page 12 of this Proxy Statement. For the remaining shares under the July 1995 grant to be fully earned by Mr. Ratliff, the stock price must reach an average of $40.67 for a 20-day period. Under the terms of Mr. Ratliff's employment contract, all restricted shares earned by Mr. Ratliff pursuant to the LTIP became fully vested when Mr. Ratliff reached age 65 and all future shares earned under the LTIP will vest immediately.

     In 1997, the Company made contributions to a life insurance policy on behalf of Mr. Ratliff. The value of the benefit related to such policy was estimated to be $140,279 and is included in the All Other Compensation column in the Summary Compensation Table on page 12 of this Proxy Statement.

     The Compensation Committee believes that the executive officers compensation program is suited to retaining and rewarding executives who contribute to the success of the Company in achieving its business objectives and increasing stockholder value. The Compensation Committee further believes that the program strikes an appropriate balance among the interests and needs of the Company, its stockholders and its executives.

          Compensation Committee

           Richard P. Johnston, Chairman
           William H. Fike
           Anthony D. Loehnis
           Alan S. McDowell

                               PERFORMANCE GRAPH

     The graph shown below is a line graph presentation of the Company's cumulative stockholder returns on an indexed basis as compared to the S&P Mid-Cap 400 Index and the S&P Machinery -- Diversified Index.

                       COMPARISON OF STOCKHOLDER RETURN*
               AMONG AGCO CORPORATION, S&P MID-CAP 400 INDEX AND
                       S&P MACHINERY -- DIVERSIFIED INDEX

         MEASUREMENT PERIOD                                                     S&P MACHINERY-
       (FISCAL YEAR COVERED)           AGCO CORPORATION    S&P MID-CAP 400       DIVERSIFIED
12/92                                                100                 100                 100
3/93                                                 148                 103                 113
6/93                                                 186                 106                 129
9/93                                                 231                 111                 138
12/93                                                326                 114                 148
3/94                                                 339                 110                 157
6/94                                                 350                 106                 140
9/94                                                 479                 113                 150
12/94                                                435                 110                 144
3/95                                                 475                 119                 159
6/95                                                 538                 129                 177
9/95                                                 652                 142                 167
12/95                                                731                 144                 178
3/96                                                 689                 153                 205
6/96                                                 797                 157                 204
9/96                                                 732                 162                 219
12/96                                                822                 171                 222
3/97                                                 794                 169                 223
6/97                                                1033                 194                 283
9/97                                                 911                 225                 293
12/97                                                841                 226                 283

---------------

     * Assumes $100 invested in the Company's Common Stock as of December 31, 1992. Assumes the investment of the same amount as of December 31, 1992 for the S&P Mid-Cap 400 Index and the S&P Machinery -- Diversified Index. Total return includes reinvestment of dividends. Returns for the Company are not necessarily indicative of future performance.

                               EXECUTIVE OFFICERS

     The following table sets forth information as of March 10, 1998 with respect to each person who is an executive officer of the Company.

NAME                                                 AGE                    POSITIONS
----                                                 ---                    ---------
Robert J. Ratliff..................................  66    Chairman and Chief Executive Officer
John M. Shumejda...................................  52    President and Chief Operating Officer
James M. Seaver....................................  52    Executive Vice President, Sales and
                                                             Marketing
Norman L. Boyd.....................................  54    Vice President -- Europe/Middle East/Africa
                                                             Distribution
Judith A. Czelusniak...............................  40    Vice President -- Corporate Relations
Larry W. Gutekunst.................................  60    Vice President -- Worldwide Engineering
Daniel H. Hazelton.................................  59    Vice President -- Worldwide Parts
Aaron D. Jones.....................................  52    Vice President -- Manufacturing and
                                                             Technology
Stephen D. Lupton..................................  53    Vice President -- Legal Services,
                                                             International
John G. Murdoch....................................  52    Vice President -- North America Distribution
William A. Nix III.................................  46    Vice President -- Treasurer
Chris E. Perkins...................................  35    Vice President and Chief Financial Officer
Bruce W. Plagman...................................  46    Vice President -- North America Sales
Dexter E. Schaible.................................  48    Vice President -- Worldwide Product
                                                             Development
Patrick S. Shannon.................................  35    Vice President -- Corporate Finance
Michael F. Swick...................................  52    Vice President and General Counsel
Edward R. Swingle..................................  56    Vice President -- Parts, North America

     For a description of Messrs. Ratliff's business experience, see "Election of Directors."

     John M. Shumejda has been President and Chief Operating Officer for the Company since January 1998. He served as Executive Vice President, Technology and Manufacturing for the Company from February 1997 to August 1997. Mr. Shumejda was President, Corporate Operations and Technology for the Company from August 1996 to February 1997, Executive Vice President, Technology and Development from January 1996 to August 1996, Executive Vice President and Chief Operating Officer from January 1993 to January 1996, Senior Vice
President -- Operations from October 1991 to January 1993, Senior Vice
President -- Combine Operations from May 1991 to October 1991 and Vice
President -- Combine Operations from June 1990 to May 1991.

     James M. Seaver has been Executive Vice President, Sales and Marketing for the Company since February 1997. Mr. Seaver was President, Corporate Sales and Marketing for the Company from August 1996 to February 1997, Executive Vice President, Sales and Marketing from January 1996 to August 1996, Senior Vice President -- Sales and Marketing, Americas from February 1995 to January 1996, Vice President -- Sales, Americas from May 1993 to February 1995, Vice President Dealer Operations from January 1993 to May 1993, Vice President -- Financial Services from January 1992 to January 1993, Vice President -- Parts Division from October 1991 to December 1991, Vice President -- Sales from June 1991 to October 1991 and Vice President -- Marketing from June 1990 to June 1991.

     Norman L. Boyd has been Vice President -- Europe/Middle East/Africa Distribution for the Company since February 1997. Mr. Boyd was Vice
President -- Marketing, Americas for the Company from February 1995 to February 1997 and Manager -- Dealer Operations from January 1993 to February 1995. From January 1990 to January 1993, Mr. Boyd was a Business Unit General Manager with Massey Ferguson.

     Judith A. Czelusniak has been Vice President -- Corporate Relations for the Company since November 1994. From March 1993 to November 1994, Ms. Czelusniak managed AGCO's external communications on a contract basis while she was a Principal at The Dilenschneider Group, a public relations consulting company. From 1991 to 1993, Ms. Czelusniak was Vice President and Director of the Corporate Communications Group at Morgen-Walke Associates, an investor relations firm based in New York. From 1989 to 1991, Ms. Czelusniak was a Vice President for Hill and Knowlton, Inc.

     Larry W. Gutekunst has been Vice President -- Worldwide Engineering for the Company since February 1997. Mr. Gutekunst was Vice President -- Engineering for the Company from October 1995 to February 1997, Director -- Engineering, Americas from January 1994 to October 1995 and Director, Product Operations, Independence Plant from February 1993 to January 1994. Mr. Gutekunst held various engineering positions with the Company from June 1990 to February 1993.

     Daniel H. Hazelton has been Vice President -- Worldwide Parts for the Company since September 1997. He served as Vice President -- Sales, North America for the Company from February to September 1997. Mr. Hazelton was Vice President -- Sales, Americas for the Company from February 1995 to February 1997 and Vice President -- Parts from January 1992 to February 1995.

     Aaron D. Jones has been Vice President -- Manufacturing and Technology for the Company since March 1998. Mr. Jones was Vice President -- Global Manufacturing/Purchasing from February 1997 to March 1998, Vice
President -- Manufacturing, International from March 1995 to October 1995 and Director of Manufacturing, International from June 1994 to March 1995. From April 1988 to June 1994, Mr. Jones was Managing Director of Massey Ferguson Tractors Limited, a subsidiary of Massey Ferguson.

     Steven D. Lupton has been Vice President -- Legal Services, International since October 1995 and Director -- Legal Services, International from June 1994 to September 1995. Mr. Lupton was Director of Legal Services of Massey Ferguson from February 1990 to June 1994.

     John G. Murdoch has been Vice President -- North America Distribution for the Company since February 1997. Mr. Murdoch was Vice President -- Sales and Marketing, Europe/Middle East/Africa for the Company from October 1995 to February 1997, Vice President -- Sales and Marketing, International from June 1994 to October 1995 and Vice President -- Massey Ferguson Operations from January 1993 to June 1994. From 1965 to 1993, Mr. Murdoch held various positions with Massey Ferguson, most recently as Vice President -- Sales.

     William A. Nix III has been Vice President -- Treasurer for the Company since October 1995. Mr. Nix was Director of Corporate Finance at Caraustar Industries from September 1990 to October 1995 and was a senior manager with the accounting firm of Arthur Andersen LLP, where he had been employed from September 1979 to September 1990.

     Chris E. Perkins has been Vice President and Chief Financial Officer for the Company since January 1996, Vice President -- Finance and Administration, International from February 1995 to December 1995, Director of Finance and Administration, International from June 1994 to February 1995, Manager -- Corporate Development from August 1993 to June 1994 and Manager -- Financial and Operational Controls from August 1992 to August 1993. Prior to joining the Company, Mr. Perkins was a manager in the accounting firm of Arthur Andersen LLP, where he had been employed since 1986.

     Bruce W. Plagman has been Vice President -- North America Sales for the Company since September 1997. He served as Vice President, General
Manager -- North America Operations for the Company from February to September 1997. Mr. Plagman was Vice President -- Parts, Europe/Middle East/Africa for the Company from February 1995 to February 1997, Director of Parts, International from June 1994 to February 1995, and Manager -- Massey Ferguson Parts Operations from January 1993 to June 1994. From 1991 to 1993, Mr. Plagman was Director of the Massey Ferguson Parts Company in North America.

     Dexter E. Schaible has been Vice President -- Worldwide Product Development for the Company since February 1997. Mr. Schaible was Vice President -- Product Development for the Company from October 1995 to February 1997,
Director -- Product Development from September 1993 to October 1995 and Product Marketing Manager from August 1991 to September 1993. Prior to joining the Company, Mr. Schaible was Product Marketing Manager for Hesston Corporation since 1979.

     Patrick S. Shannon has been Vice President -- Corporate Finance since January 1998. Mr. Shannon served as Vice President -- Director of Finance, International for the Company from January 1996 to January 1998, Vice President and Controller from February 1995 to December 1995, Controller from June 1993 to February 1995 and Assistant Controller from December 1991 to June 1993. Prior to joining the Company, Mr. Shannon was a senior accountant with the accounting firm of Arthur Andersen LLP, where he had been employed since 1987.

     Michael F. Swick has been Vice President and General Counsel for the Company since December 1991 and General Counsel since December 1990. Prior to joining the Company, Mr. Swick was a partner with the law firm of Drew, Eckl & Farnham.

     Edward R. Swingle has been Vice President -- Parts, North America for the Company since July 1996. Mr. Swingle was Vice President -- Parts, Americas for the Company from February 1995 to July 1996, Vice President -- Marketing from May 1993 to February 1995, Vice President -- Sales from October 1991 until May 1993, and Vice President -- Parts from January 1990 to October 1991.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     At March 10, 1998, the Company had loans outstanding in excess of $60,000 bearing interest at 6% to the following executive officers: Robert J.
Ratliff -- $90,000; John M. Shumejda -- $118,191; Norman L. Boyd -- $175,239;
and Judith A. Czelusniak -- $220,605. The proceeds of the loans were used primarily to exercise stock options.

     In 1998, the Company purchased $404,000 of office furniture from Haworth, Inc. Mr. Johanneson, a director of the Company, is President and Chief Executive Officer of Haworth, Inc.

     The Company has an agreement to source certain engines for use in the Company's Brazilian production from Iochpe-Maxion, S.A. Dr. Sauer, a director the Company, is also a director of Iochpe-Maxion S.A.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange, Inc. initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such persons are required by the Commission to furnish the Company with copies of all Section 16(a) forms that are filed.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, for the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than ten-percent beneficial owners were properly filed except that the Company on behalf of Messrs. Johnston, McDowell and Robinson inadvertently filed late Form 4's on four separate transactions for each individual in 1995. Each filing involved shares earned under the Director Plan where the Company did not file until the shares were actually issued as opposed to when the shares were earned.

                         ANNUAL REPORT TO STOCKHOLDERS

     The Company's 1997 Annual Report to Stockholders is being furnished with this proxy material to stockholders of record as of March 3, 1998.

                           ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE 1997 FISCAL YEAR, INCLUDING THE FINANCIAL STATEMENTS AND

SCHEDULES THERETO, ON THE WRITTEN REQUEST OF THE BENEFICIAL OWNER OF ANY SHARES OF ITS COMMON STOCK ON MARCH 3, 1998, PROVIDED THAT SUCH REQUEST SETS FORTH A GOOD FAITH REPRESENTATION THAT, AS OF SUCH DATE, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF COMMON STOCK OF THE COMPANY. THE WRITTEN REQUEST SHOULD BE DIRECTED TO: CORPORATE SECRETARY, AGCO CORPORATION, 4205 RIVER GREEN PARKWAY, DULUTH, GEORGIA 30096.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP, a firm of independent public accountants, has been appointed the Company's independent public accountants for the year 1998. The appointment of auditors is approved annually by the Board of Directors. The decision of the Board is based on the recommendation of the Audit Committee.

     A representative of Arthur Andersen LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. The representative will also be available to respond to appropriate questions from stockholders.

                            STOCKHOLDERS' PROPOSALS

     Any stockholder of the Company who wishes to present a proposal at the 1999 annual meeting of stockholders of the Company, and who wishes to have such proposal included in the Company's proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention:
Corporate Secretary, no later than December 1, 1998; however, if next year's annual meeting of stockholders is held on a date more than 30 days before or after the corresponding date of the 1998 Annual Meeting, any stockholder who wishes to have a proposal included in the Company's proxy statement for that meeting must deliver a copy of the proposal to the Company at a reasonable time before the proxy solicitation is made. The Company reserves the right to decline to include in the Company's proxy statement any stockholder's proposal which does not comply with the rules of the Securities and Exchange Commission for inclusion therein.

                                  (AGCO LOGO)

                                                                        APPENDIX

PROXY                          AGCO CORPORATION

                            4205 RIVER GREEN PARKWAY
                             DULUTH, GEORGIA 30096

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               FOR ANNUAL MEETING OF STOCKHOLDERS, APRIL 29, 1998

    The undersigned hereby appoints Chris E. Perkins, Michael F. Swick and Andrew H. Beck, and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of Common Stock of AGCO Corporation held of record by the undersigned on March 3, 1998 at the Annual Meeting of Stockholders of AGCO Corporation to be held at the offices of the Company, 4205 River Green Parkway, Duluth, Georgia 30096, at 9:00 a.m., local time, on Wednesday, April 29, 1998, and any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES AND "FOR" PROPOSAL 2 BELOW.

1. ELECTION OF DIRECTORS

    [ ] FOR all nominees listed below                   [ ] WITHHOLD AUTHORITY to vote for all
      (except as marked to the contrary)                  nominees listed below

Nominees: William H. Fike, Gerald B. Johanneson, Alan S. McDowell and Robert J.
                                    Ratliff

INSTRUCTIONS : To withhold authority to vote for any individual nominee, write the nominee's name on the space provided below.

--------------------------------------------------------------------------------

2. APPROVE THE AMENDMENT TO THE AGCO CORPORATION 1991 STOCK OPTION PLAN, AS AMENDED.

                [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

                  (Continued and to be signed on reverse side)

                          (continued from other side)

3. In their discretion, the proxies are authorized to vote as described in the proxy statement and upon such other business as may properly come before the meeting.

                                                --------------------------------
                                                           Signatures

                                                --------------------------------
                                                   Signature, if held jointly

                                                Dated:
                                                      --------------------------

                                                NOTE: PLEASE SIGN ABOVE EXACTLY
                                                AS NAME APPEARS ON STOCK
                                                CERTIFICATE. IF STOCK IS HELD IN
                                                THE NAME OF TWO OR MORE PERSONS,
                                                ALL MUST SIGN. WHEN SIGNING AS
                                                ATTORNEY, EXECUTOR,
                                                ADMINISTRATOR, TRUSTEE OR
                                                GUARDIAN, PLEASE GIVE FULL TITLE
                                                AS SUCH. IF A CORPORATION,
                                                PLEASE SIGN IN FULL CORPORATE
                                                NAME BY PRESIDENT OR OTHER
                                                AUTHORIZED OFFICER. IF A
                                                PARTNERSHIP, PLEASE SIGN IN
                                                PARTNERSHIP NAME BY AUTHORIZED
                                                PERSON.